Exhibit 99.1

CONTACT:	Renissa Gutierrez	FOR IMMEDIATE RELEASE
	(787) 474-5030	December 10, 2008

R&G Financial Announces Completion of Sale of Freddie Mac and

Ginnie Mae Servicing Portfolios to Banco Popular de Puerto Rico

San Juan, Puerto Rico, December 10, 2008 — R&G Financial Corporation (the “Company”) today announced that R&G Mortgage Corporation, the Company’s wholly owned Puerto Rico mortgage subsidiary, completed the previously announced sale of its servicing rights and advances related to approximately $3.8 billion and $1.3 billion of mortgage loans owned by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Government National Mortgage Association (“Ginnie Mae”), respectively, to Banco Popular de Puerto Rico, the principal bank subsidiary of Popular, Inc. The sale of the servicing rights and advances related to the Freddie Mac and Ginnie Mae mortgage loans was completed on November 15, 2008 and November 30, 2008, respectively, under the terms of a Servicing Rights Purchase and Transfer Agreement, dated as of September 16, 2008, the execution of which was disclosed in a press release issued by the Company on September 17, 2008.

About R-G Financial Corporation

R&G Financial Corporation, currently in its 36th year of operation, is a bank holding company with operations in Puerto Rico, providing banking, mortgage banking, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. The Company operates 36 bank branches and 44 mortgage offices, including 36 mortgage facilities located within its banking branches.